Exhibit 10.31

GENERAL RELEASE OF ALL CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by John S. Clendening (“Executive”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below. This Release is being executed in consideration for the agreements sets forth herein, including payment of the Severance Benefits (as defined herein) to be paid by Blucora, Inc.’s (the “Company”) to Executive pursuant to this Release. The Company and Executive are referred to herein collectively as the “Parties.”

1.	Termination of Employment and Resignation from the Board

Executive acknowledges that his employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments he held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated by mutual agreement as of January 10, 2020 (the “Termination Date”). Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future. Executive has contemporaneously delivered to the Board of Directors of the Company (“Board”) an executed copy of the Resignation Letter attached hereto. Executive shall not, directly or indirectly, issue or make any statements or disclosures regarding his separation from the Company or his resignation from the Board, except as set forth in the press release attached hereto or as approved by the Company in writing or what is publicly available knowledge through no action of the Executive. Executive agrees that Executive shall not orally or in writing discuss any non-public Company business, including financial, personnel (including Executive’s separation from the Company), legal, strategies or material non-public information with any employees of the Company or any third party without express consent of the Chief Executive Officer, Chief Legal Officer or Chair of the Board of the Company. Executive is entitled to respond to statements or releases the Company, its employees and/or the Board makes regarding the Executive that do not materially mirror the press release attached hereto.

2.	Consideration

Provided that Executive materially complies with this Release and the Supplementary Terms of Employment, Exhibit B to the Employment Agreement between Executive and the Company dated as of March 12, 2016, as amended (the “Employment Agreement”), in consideration of Executive’s execution of this Release and promises herein, the Company shall provide Executive the following payments and benefits:

(a)
Severance Payments. The Company agrees to pay Executive an aggregate amount equal to $5,750,000 (the “Severance Payments”), less applicable payroll taxes and withholdings, with $3,400,000 payable in substantially equal installments in accordance with the Company’s payroll practices over 12 months (the “Severance Period”), with the first payment commencing on the first payroll date following the Effective Date; and $2,350,000 to be paid on January 24, 2020.

(b)
Option Exercise Period Extension. The Company and Executive previously entered into (i) that certain Nonqualified Stock Option Grant Notice and Stock Option Agreement under the Blucora, Inc. 2018 Incentive Plan dated February 20, 2018 granting an option to Executive with respect to 140,000 shares of the Company’s common stock; and (ii) that certain Nonqualified Stock Option Grant Notice and Stock Option Agreement under the Blucora, Inc. 2018 Incentive Plan dated January 2, 2019 granting an option to Executive with respect to 138,341 shares of the Company’s common stock (collectively, (i) and (ii) are referred to herein as the “NQSO Agreements”). The Company agrees to amend the NQSO Agreements so that each vested option granted pursuant thereto shall remain exercisable and shall not expire until December 31, 2020 (the “Exercise Period Extension”); provided, however, in the event Executive materially fails to comply with this Release or the Supplementary Terms of Employment to the Employment Agreement at any time during such period, the Company retains the right to terminate the exercise period, in which case the time period that Executive has to exercise the vested options shall terminate, and any unexercised vested options shall expire, on the date that is five (5) business days following the date that the Company provides written notice to Executive that the Company is terminating the exercise period. For the avoidance of doubt, no unvested options will become vested by virtue of this Release.

(c)
COBRA Reimbursements. During the 18-month period following the Separation Date, the Company shall reimburse Executive for the monthly premium for health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by Executive for himself and his eligible dependents for COBRA coverage under the Company’s group health plan (the “COBRA Reimbursements,” together with the Severance Payments and Exercise Period Extension, the “Severance Benefits”). Notwithstanding the foregoing, if the Company’s providing the COBRA Reimbursements under this Section 2fo} would result in the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries, affiliates or successors, including, without limitation, under Section 4980D of the Code or otherwise violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 20I0, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 2(c} in a manner as is necessary to comply with the nondiscrimination requirement, the ACA, or other applicable law, as applicable, which may include eliminating the benefits provided hereunder. The COBRA Reimbursements shall be paid to Executive by the last day of the month immediately following the month in which Executive timely remits the premium payment. The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA. Executive’s rights and the Company’s obligations for COBRA Reimbursements shall cease immediately upon the earlier of (i) the date Executive becomes eligible to receive substantially similar coverage from another employer, whether or not Executive actually receives such coverage, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage, and Executive shall immediately notify the Company upon the occurrence of such event.

For clarity, Executive shall receive only the Severance Benefits set forth in this Release. Executive agrees that Executive shall not receive any other severance payments or benefits except as provided in this Release. For avoidance of doubt, the Company agrees to pay Executive his 2019 bonus in an amount no less than target no later than February 15, 2020.

3.	Waiver and Release.

In consideration for the Severance Benefits:

(a)
Executive, for and on behalf of himself and his heirs and assigns, hereby fully and forever waives and releases any and all contractual, common law, statutory or other complaints, claims, charges or causes of action relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive, including all claims arising out of or relating to Executive’s employment or termination of employment with the Company Group, the Employment Agreement, Executive’s services, in any capacity, with the Company Group, and any and all other disputes between Executive and the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any past, present and future shareholder, employee, advisor, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group or Avantax Wealth Management, Tax Act (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Employment Agreement, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Texas Labor Code, the California Fair Housing and Employment Act, the California Labor Code and applicable California wage orders, California Business and Professions Code, the California and Texas Constitutions, any statute or laws of the State of Texas and State of California, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state, federal, local, municipal or common law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Releasees arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company, resignation from the Board, or any of the matters or Claims discharged and released in this Release. This release shall not apply to any of the Company’s obligations under this Release. Executive acknowledges that the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3. This Release is a full and final general release by Executive of all unknown, undisclosed, and unanticipated losses, wrongs, injuries, claims, and damages that arise wholly or in part from any act or omission occurring before this Release becomes effective, as well as a general release by Release of all claimed losses, wrongs, injuries, claims, and damages, now known or disclosed, that arise in whole or in part as a result of any act or omission occurring before this Release becomes effective. Therefore, as to any and all claims against the Company Releasees, Executive waives and relinquishes any and all rights and benefits under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(b)
The waiver and release set forth in this Section 3 is intended to be construed as broadly and comprehensively as applicable law permits. The waiver and release shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Executive waives any right to recover monetary remedies and agrees that he will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency to the extent permitted by law.

(c)	Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i)	Executive’s entitlement, if any, to the Severance Benefits pursuant to this Release;

(ii)	vested benefits or payments specifically to be provided to the Executive pursuant to the Employment Agreement or any Company employee benefit plans or policies;

(iii)
indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

(iv)	any claims which the Executive may have solely by virtue of the Executive’s status as a shareholder of the Company;

(v)	unemployment compensation to which Executive may be entitled under applicable law.

(d)
Executive represents and warrants that he is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(e)
Executive represents that he has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

4.	No Admission of Wrongdoing.

This Release shall not be construed as an admission by the Parties of any wrongful or unlawful act or breach of contract. As of the date of this Release, the Company, the Company Group and the Board promise, warrant and represent that they do not know of or suspect that Executive has committed any actions, inactions, or wrongful deeds that would give the Company, the Company Group or the Board any basis for filing a claim, cause of action, lawsuit, arbitration and/or other legal proceeding against Executive. The Company, the Company Group and the Board acknowledge that their representation in Section 4 is a material term that motivated Executive to sign this Release, and without which Executive would not have signed this

Release. As of the date of this Release, Executive promises, warrants and represents that he does not know of or suspect that the Company, the Company Group or the Board committed any actions, inactions, or wrongful deeds that would give Executive any basis for filing a claim, cause of action, lawsuit, arbitration and/or other legal proceeding against Executive. Executive acknowledges that his representation in Section 4 is a material term that motivated the Company to sign this Release, and without which the Company would not have signed this Release.

5.	Mutual Non-Disparagement.

Executive and the Company, on its’ own behalf and on behalf of its’ Board members and officers, agree that the Company’s and Executive’s goodwill and reputation are assets of great value to the Company and Executive, which have been obtained and maintained through great costs, time and effort. Therefore, Executive and the Company, on its’ own behalf and on behalf of its’ Board members and officers, contractually agree that they shall not directly or indirectly make, publish or otherwise transmit any disparaging, defamatory or libelous statements, whether written or oral, regarding Executive or the Company, the Company Group or their officers, directors, executives, employees, contractors, consultants, advisors, vendors, products, services, business or business practices. The rights afforded the Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this Section 5 restricts or prevents Executive or the Company from providing truthful testimony as required by court order or other legal process.

However, nothing in this Section 5 or this Release shall prevent Executive from making truthful statements as permitted in Section I or answering inquiries or questions about the following: comparing the products and services manufactured, serviced, marketed, or sold by Blucora to the products and services manufactured, serviced, marketed or sold by any person or entity competing with Blucora or any entity with whom Executive is affiliated or, comparing the performance of said entities, so long as Executive does not disclose any Blucora trade secrets or other confidential information.

6.	Binding Agreement; Successors and Assigns.

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 3 applies.

7.	Other Agreements.

This Release does not supersede or modify in any way Executive’s continuing obligations pursuant to the Employment Agreement (including Exhibit B thereto) or the dispute resolution provisions of the Employment Agreement (including Exhibit B thereto).

However, if there is a conflict between any provision or term in this Release and any provision or term in any other agreement between Executive and the Company, then the provision(s) and the term(s) of this Release supersedes, modifies, and controls.

8.	Knowing and Voluntary Agreement; Consideration and Revocation Periods.

(a)	Executive acknowledges that he has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if he signs this Release before the 21-day period has ended he knowingly and voluntarily waives some or all of such 21-dayperiod.

(b)
Executive represents that (i) he has read this Release carefully, (ii) he has hereby been advised by the Company to consult an attorney of his choice and has either done so or voluntarily chosen not to do so, (iii) he fully understands that by signing below he is giving up certain rights which he might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) he has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)
Executive shall have seven (7) calendar days from the date of his execution of this Release (the “Revocation Period”) in which he may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Legal Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

9.	Effective Date.

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

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IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

/s/ John S. Clendening_______            Date: January 15, 2020________
JOHN S. CLENDENING

IN WITNESS WHEREOF, the Company has executed this Release as of the date indicated below.

BLUCORA, INC.

/s/ Georganne C. Proctor______            Date: January 15, 2020________
Georganne C. Proctor